STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is: Federated Project and Trade Finance Tender Fund.

Second: The name and address of the Registered Agent in the State of Delaware is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

Third: The Statutory Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-1 et seq.).

Fourth: This Certificate shall be effective upon the filing with and acceptance by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the 23rd day of June, 2016.

By: /s/ George Magera

Organizational Trustee

Name: George Magera

Typed or Printed

By: /s/ Gregory Hirst

Organizational Trustee

Name: Gregory Hirst

Typed or Printed